UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2007 (June 7, 2007)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2007, the Compensation Committee of the Board of Directors of QC Holdings, Inc. (the “Company”) approved the terms of an annual incentive plan for certain executive officers and other key employees of the Company. The compensatory plan is intended to increase the percentage of total compensation that is derived from performance-based measures. The target annual incentive compensation for certain officers follows:

	Target Annual Incentive ($)	Target Annual Incentive (% of 2007 Base Salary)
Darrin J. Andersen President and COO	$292,500	65%
Douglas E. Nickerson Chief Financial Officer	150,000	50%
Wayne S. Wood VP of Operations, Eastern U.S.	100,000	50%

The opportunity to earn annual incentive compensation is based on the achievement of performance measures set by the Compensation Committee. For 2007, the annual incentive goals are based 35% on attainment of a certain diluted earnings per share total, 35% on the attainment of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) and 30% at the discretion of the committee. The targets set by the Compensation Committee are achievable, but will require the Company to have outstanding financial performance in order for the goals to be met.

Participants in the plan may also earn incentive compensation at threshold and maximum levels. The maximum amount payable to participants under the annual incentive plan is two times the target amount shown above. The Compensation Committee retains the authority to make bonus payments in addition to, or in lieu of, payments under the annual incentive plan and has the authority to modify, amend or adjust the performance measures established under the plan.

Item 8.01.	Other Events.

On June 7, 2007, the Board of Directors extended the Company’s common stock repurchase program through June 30, 2008. The program would have otherwise expired on June 30, 2007. Through June 11, 2007, the Company has repurchased approximately 2.1 million shares of its common stock at a cost of approximately $27.2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: June 13, 2007

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)